Exhibit 99.1

NEWS RELEASE

For Immediate Release
Thursday, May 2, 2024

INVESTOR CONTACT:	MEDIA CONTACT:
Greg Peterson	Rachel Potts
VP, Investor Relations	VP, Chief Communications Officer
404-403-6042	678-654-7719
greg.peterson@agcocorp.com	rachel.potts@agcocorp.com

AGCO REPORTS FIRST-QUARTER RESULTS
•Net sales of $2.9 billion, down 12.1%
•Reported earnings per share of $2.25 and adjusted earnings per share(1) of $2.32
•Closed the previously announced joint venture transaction, PTx Trimble, on April 1
•Announced variable special dividend of $2.50 per share on April 25

    DULUTH, GA – May 2 – AGCO, (NYSE: AGCO), a global leader in the design, manufacture and distribution of agricultural machinery and precision ag technology, reported net sales of $2.9 billion for the first quarter ended March 31, 2024, a decrease of 12.1% compared to the first quarter of 2023. Reported net income was $2.25 per share for the first quarter of 2024, and adjusted net income(1) was $2.32 per share. These results compare to reported net income of $3.10 per share and adjusted net income(1) of $3.51 per share, for the first quarter of 2023. Excluding favorable foreign currency translation of 1.0%, net sales in the first quarter of 2024 decreased 13.1% compared to the first quarter of 2023.

    “AGCO demonstrated strong execution of its Farmer First-strategy in the first quarter,” said Eric Hansotia, AGCO’s Chairman, President and Chief Executive Officer. “Our results reflect the declining global demand for the agricultural equipment industry, and as anticipated, correspondingly significant production cuts that still led to solid results. The reductions were aimed at helping reduce dealer inventories. While cost and working capital management remain a priority to mitigate market pressures, we continue to reward shareholders through dividends and investing in our three margin-rich initiatives: growing our precision ag business, globalizing a full-line of our Fendt branded products and expanding our parts and service business.”

    “We successfully completed the PTx Trimble joint venture (“JV”) transaction in early April, which greatly enhances our retrofit and mixed-fleet precision ag business,” continued Hansotia. “We also launched our new leading brand, PTx, which combines precision ag technologies from PTx Trimble and Precision Planting, the cornerstones of AGCO’s tech stack. The strategic alignment of these brands will expedite AGCO’s technology transformation and support the future development and distribution of next-generation ag technologies for farmers and original equipment manufacturers around the world.”

First Quarter Highlights
•Reported regional sales results(2): Europe/Middle East (“EME”) +1.5%, North America (21.0)%, South America (39.8)%, Asia/Pacific/Africa (“APA”) (17.8)%
•Constant currency regional sales results(1)(2)(3): EME +0.1%, North America (21.3)%, South America (42.1)%, APA (15.5)%

•Regional operating margin performance: EME 16.4%, North America 5.8%, South America 5.3%, APA 4.8%

(1) See reconciliation of non-GAAP measures in appendix.
(2) As compared to first quarter 2023.
(3) Excludes currency translation impact.

Market Update

	Industry Unit Retail Sales
	Tractors	Combines
Three Months Ended March 31, 2024	Change from Prior Year Period	Change from Prior Year Period
North America(4)	(9)%	(17)%
South America(5)	(18)%	(40)%
Western Europe(5)	(8)%	(30)%

(4) Excludes compact tractors.
(5) Based on Company estimates.

    “Planting activities are under way in the northern hemisphere and healthy yields would result in increases to grain inventories," said Hansotia. “Farm income levels are expected to further moderate in 2024, aligning more closely to historical averages following three prosperous years. We continue to expect increased adoption of precision technology, but more challenging farm economics are resulting in weaker global industry demand across most equipment categories. In the first quarter of 2024, retail tractor industry demand fell by an average of 10% across the three major regions.”

    North American industry retail tractor sales decreased 9% during the first three months of 2024 compared to the first three months of 2023. Sales declines in smaller equipment were more significant than most of the larger equipment categories. Combine unit sales were down 17% in the first quarter. Lower projected farm income and a refreshed fleet are expected to pressure industry demand in 2024, resulting in weaker North American industry sales compared to 2023.

    South American industry retail tractor sales decreased 18% during the first three months of 2024 compared to the first three months of 2023. Brazil and the smaller South American markets showed the most weakness while declines in Argentina were moderate after weak industry sales in 2023. Retail demand in Brazil was negatively affected by funding shortfalls of the government-subsidized loan program and a challenging first harvest in the Cerrado region. Following three strong years, retail demand in South America is expected to further soften in 2024 as a result of lower commodity prices and farm income.

    In Western Europe, industry retail tractor sales decreased 8% during the first three months of 2024 compared to the first three months of 2023 with the weakest conditions in Italy, Finland and the United Kingdom. Farmer sentiment in the region has continued to be negatively impacted by the conflict in Ukraine and high input cost inflation. Industry demand is expected to soften in 2024 as lower income levels pressure demand from arable farmers, while healthy demand from dairy and livestock producers is expected to mitigate some of the decline.

Regional Results
AGCO Regional Net Sales (in millions)

Three Months Ended March 31,	2024	2023	% change from 2023	% change from 2023 due to currency translation(6)	% change excluding currency translation
North America	$729.6	$923.1	(21.0)%	0.3%	(21.3)%
South America	303.4	503.8	(39.8)%	2.3%	(42.1)%
EME	1,729.0	1,703.8	1.5%	1.4%	0.1%
APA	166.7	202.8	(17.8)%	(2.3)%	(15.5)%
Total	$2,928.7	$3,333.5	(12.1)%	1.0%	(13.1)%

(6) See Footnotes for additional disclosures.

North America

    Net sales in AGCO’s North American region decreased 21.3% in the first three months of 2024 compared to the same period of 2023, excluding the impact of favorable currency translation. Softer industry sales and lower end market demand were partially offset by positive pricing. The most significant sales declines occurred in the hay equipment, mid-range tractor and combine categories. Income from operations for the first three months of 2024 decreased $59.7 million compared to the same period in 2023 and operating margins were 5.8%. The decrease resulted from lower sales and production, as well as higher selling, general, and administrative expenses (“SG&A expenses”) and engineering expenses.

South America

    South American net sales decreased 42.1% in the first three months of 2024 compared to the same period of 2023, excluding the impact of favorable currency translation. Softer industry sales and under-production of retail demand drove most of the decrease. Lower sales of tractors and combines accounted for most of the decline. Significant sales decreases in Brazil were slightly offset by modestly higher sales in Argentina. Income from operations in the first three months of 2024 decreased by $83.3 million compared to the same period in 2023. This decrease was primarily a result of lower sales and production volumes as well as negative pricing.

Europe/Middle East

    Net sales in the Europe/Middle East region increased 0.1% in the first three months of 2024 compared to the same period in 2023, excluding the impact of favorable currency translation. Growth in Germany and France was offset by lower sales across nearly all the other European markets. Positive pricing and increased sales of high-horsepower tractors were offset by declines in the other products. Income from operations increased $43.5 million and operating margins improved 230 basis points in the first three months of 2024, compared to the same period in 2023. The improvement was driven by positive net pricing, partially offset by higher SG&A expenses and engineering expenses.

Asia/Pacific/Africa

    Net sales in Asia/Pacific/Africa decreased 15.5%, excluding negative currency translation impacts, in the first three months of 2024 compared to the same period in 2023 due to weaker end market demand and lower production volumes. Lower sales in China and Australia drove most of the decline. Income from operations decreased by $10.1 million in the first three months of 2024 compared to the same period in 2023 due to lower sales volumes.

Outlook

    On April 1, 2024, AGCO acquired an 85% stake in PTx Trimble, and Trimble holds a 15% stake. Going forward, the PTx Trimble JV will be consolidated into AGCO's financial statements.

    AGCO’s net sales for 2024, including the positive impact of PTx Trimble, are expected to be approximately $13.5 billion, reflecting lower sales volumes, adverse foreign currency translation and modest positive pricing. Adjusted operating margins are projected to be approximately 11.3%, reflecting the benefits of consolidating PTx Trimble as well as the impacts of lower sales, lower production volumes, increased cost controls and modestly lower investments in engineering and other technology efforts to support AGCO’s precision agriculture and digital initiatives. Based on these assumptions, 2024 adjusted earnings per share are targeted at approximately $12.00.

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    AGCO will host a conference call with respect to this earnings announcement at 10 a.m. Eastern Time on Thursday, May 2. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of the website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for 12 months following the call. A copy of this press release will be available on AGCO’s website for at least 12 months following the call.

* * * * *
Safe Harbor Statement

    Statements that are not historical facts, including the projections of earnings per share, production levels, sales, industry demand, market conditions, commodity prices, currency translation, farm income levels, margin levels, strategy, investments in product and technology development, new product introductions, restructuring and other cost reduction initiatives, production volumes, tax rates and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

•Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, adverse weather, tariffs, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.
•We maintain an independent dealer and distribution network in the markets where we sell products. The financial and operational capabilities of our dealers and distributors are critical to our ability to compete in these markets. Higher inventory levels at our dealers and high utilization of dealer credit limits could negatively impact future sales and adversely impact our performance.
•On April 1, 2024, we completed the acquisition of the ag assets and technologies of Trimble through the formation of a joint venture, PTx Trimble, of which we own 85%. Financing the PTx Trimble transaction significantly increased our indebtedness and interest expense. We also have made various assumptions relating to the acquisition that may not prove to be correct and we may fail to realize all of the anticipated benefits of the acquisition. All acquisitions involve risk, and there is no certainty that the acquired business will operate as expected. Each of these items, as well as similar acquisition-related items, would adversely impact our performance.
•A majority of our sales and manufacturing takes place outside the United States, and many of our sales involve products that are manufactured in one country and sold in a different country. As a result, we are exposed to risks related to foreign laws, taxes and tariffs, trade restrictions, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations. Among these risks are the uncertain consequences of Brexit and tariffs imposed on exports to and imports from China.

•We cannot predict or control the impact of the conflict in Ukraine on our business. Already it has resulted in reduced sales in Ukraine as farmers have experienced economic distress, difficulties in harvesting and delivering their products, as well as general uncertainty. There is a potential for natural gas shortages, as well as shortages in other energy sources, throughout Europe, which could negatively impact our production in Europe both directly and through interrupting the supply of parts and components that we use. It is unclear how long these conditions will continue, or whether they will worsen, and what the ultimate impact on our performance will be. In addition, AGCO sells products in, and purchases parts and components from, other regions where there could be hostilities. Any hostilities likely would adversely impact our performance.
•Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance approximately 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted. In addition, Rabobank also is the lead lender in our revolving credit facility and term loans and for many years has been an important financing partner for us. Any interruption or other challenges in that relationship would require us to obtain alternative financing, which could be difficult.
•Both AGCO and our finance joint ventures have substantial accounts receivable from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was less than optimal; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.
•We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.
•Our success depends on the introduction of new products, particularly engines that comply with emission requirements and sustainable smart farming technology, which require substantial expenditures; there is no certainty that we can develop the necessary technology or that the technology that we develop will be attractive to farmers or available at competitive prices.
•Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.
•Our business increasingly is subject to regulations relating to privacy and data protection, and if we violate any of those regulations, or otherwise are the victim of a cyberattack, we could be subject to significant claims, penalties and damages.
•Cybersecurity breaches including ransomware attacks and other means are rapidly increasing. We continue to review and improve our safeguards to minimize our exposure to future attacks. However, there always will be the potential of the risk that a cyberattack will be successful and will disrupt our business, either through shutting down our operations, destroying data, exfiltrating data or otherwise.
•We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. Recently suppliers of several key parts and components have not been able to meet our demand and we have had to decrease our production levels. In addition, the potential of natural gas shortages in Europe, as well as predicted overall shortages in other energy sources, could also negatively impact our production and that of our supply chain in the future. It is unclear when these supply chain disruptions will be restored or what the ultimate impact on production, and consequently sales, will be.
•Any resurgence of COVID-19, or other future pandemics, could negatively impact our business through reduced sales, facilities closures, higher absentee rates, and reduced production at both our plants and the plants that supply us with parts and components. In addition, logistical and transportation-related issues and similar problems may also arise.
•We recently have experienced significant inflation in a range of costs, including for parts and components, shipping, and energy. While we have been able to pass along most of those costs through increased prices, there can be no assurance that we will be able to continue to do so. If we are not, it will adversely impact our performance.
•We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and performance would decline.
•We have a substantial amount of indebtedness (and have incurred additional indebtedness as part of the PTx Trimble joint venture transaction), and, as a result, we are subject to certain restrictive covenants and payment obligations, as well as increased leverage generally, that may adversely affect our ability to operate and expand our business.

    Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2023 and subsequent Form 10-Qs. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

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About AGCO

    AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural machinery and precision ag technology. AGCO delivers value to farmers and OEM customers through its differentiated brand portfolio including core brands like Fendt®, GSI®, Massey Ferguson®, PTx and Valtra®. AGCO's full line of equipment, smart farming solutions and services helps farmers sustainably feed our world. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of approximately $14.4 billion in 2023. For more information, visit www.AGCOcorp.com. For company news, information, and events, please follow us on X: @AGCOCorp. For financial news on X, please follow the hashtag #AGCOIR.

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Please visit our website at www.agcocorp.com

AGCO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	March 31, 2024	December 31, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$2,455.8	$595.5
Accounts and notes receivable, net	1,542.2	1,605.3
Inventories, net	3,781.9	3,440.7
Other current assets	594.2	699.3
Total current assets	8,374.1	6,340.8
Property, plant and equipment, net	1,886.7	1,920.9
Right-of-use lease assets	175.0	176.2
Investments in affiliates	520.5	512.7
Deferred tax assets	489.8	481.6
Other assets	396.4	346.8
Intangible assets, net	291.6	308.8
Goodwill	1,325.8	1,333.4
Total assets	$13,459.9	$11,421.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Borrowings due within one year	$300.4	$15.0
Accounts payable	1,238.0	1,207.3
Accrued expenses	2,489.2	2,903.8
Other current liabilities	185.6	217.5
Total current liabilities	4,213.2	4,343.6
Long-term debt, less current portion and debt issuance costs	3,425.7	1,377.2
Operating lease liabilities	133.0	134.4
Pension and postretirement health care benefits	167.9	170.5
Deferred tax liabilities	119.5	122.6
Other noncurrent liabilities	645.4	616.1
Total liabilities	8,704.7	6,764.4

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Preferred stock	—	—
Common stock	0.7	0.7
Additional paid-in capital	—	4.1
Retained earnings	6,505.9	6,360.0
Accumulated other comprehensive loss	(1,751.5)	(1,708.1)
Total AGCO Corporation stockholders’ equity	4,755.1	4,656.7
Noncontrolling interests	0.1	0.1
Total stockholders’ equity	4,755.2	4,656.8
Total liabilities and stockholders’ equity	$13,459.9	$11,421.2
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended March 31,
	2024	2023
Net sales	$2,928.7	$3,333.5
Cost of goods sold	2,158.9	2,478.6
Gross profit	769.8	854.9
Selling, general and administrative expenses	350.4	331.8
Engineering expenses	130.9	119.6
Amortization of intangibles	13.9	14.8
Restructuring expenses	1.0	1.4
Income from operations	273.6	387.3
Interest expense, net	1.9	0.5
Other expense, net	50.8	50.4
Income before income taxes and equity in net earnings of affiliates	220.9	336.4
Income tax provision	69.1	120.2
Income before equity in net earnings of affiliates	151.8	216.2
Equity in net earnings of affiliates	16.2	16.4
Net income	168.0	232.6
Net loss attributable to noncontrolling interests	—	—
Net income attributable to AGCO Corporation and subsidiaries	$168.0	$232.6
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$2.25	$3.11
Diluted	$2.25	$3.10
Cash dividends declared and paid per common share	$0.29	$0.24
Weighted average number of common and common equivalent shares outstanding:
Basic	74.6	74.9
Diluted	74.7	75.0
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net income	$168.0	$232.6
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	63.3	53.6
Amortization of intangibles	13.9	14.8
Stock compensation expense	8.4	14.0
Equity in net earnings of affiliates, net of cash received	(16.2)	(16.4)
Deferred income tax benefit	(7.3)	(3.9)
Other	17.7	2.4
Changes in operating assets and liabilities:
Accounts and notes receivable, net	24.1	(298.1)
Inventories, net	(420.1)	(402.6)
Other current and noncurrent assets	16.8	(69.9)
Accounts payable	74.2	39.2
Accrued expenses	(358.2)	(155.9)
Other current and noncurrent liabilities	45.4	33.1
Total adjustments	(538.0)	(789.7)
Net cash used in operating activities	(370.0)	(557.1)
Cash flows from investing activities:
Purchases of property, plant and equipment	(95.0)	(125.3)
Proceeds from sale of property, plant and equipment	0.2	0.1
Purchase of businesses, net of cash acquired	—	(0.9)
Investments in unconsolidated affiliates, net	—	(0.1)
Other	—	(2.6)
Net cash used in investing activities	(94.8)	(128.8)
Cash flows from financing activities:
Proceeds from indebtedness	2,380.6	501.7
Repayments of indebtedness	(0.4)	(4.4)
Payment of dividends to stockholders	(21.6)	(18.0)
Payment of minimum tax withholdings on stock compensation	(9.7)	(17.7)
Payment of debt issuance costs	(11.9)	—
Net cash provided by financing activities	2,337.0	461.6
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(11.9)	(6.5)
Increase (decrease) in cash, cash equivalents and restricted cash	1,860.3	(230.8)
Cash, cash equivalents and restricted cash, beginning of period	595.5	789.5
Cash, cash equivalents and restricted cash, end of period	$2,455.8	$558.7
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data)

1.    ACCOUNTS RECEIVABLE SALES AGREEMENTS
    The Company has accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America, Europe and Brazil to its U.S., Canadian, European and Brazilian finance joint ventures. For the three months ended March 31, 2024 and March 31, 2023, the cash received from receivables sold under the U.S., Canadian, European and Brazilian accounts receivable sales agreements was approximately $2.4 billion and $1.7 billion, respectively.
    In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world. During the three months ended March 31, 2024 and March 31, 2023, the cash received from these arrangements was approximately $213.3 million and $233.3 million, respectively.
    Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $27.9 million and $28.5 million during the three months ended March 31, 2024 and 2023, respectively.
    The Company’s finance joint ventures in Europe, Brazil and Australia also provide wholesale financing directly to the Company’s dealers. As of March 31, 2024 and December 31, 2023, these finance joint ventures had approximately $218.6 million and $211.3 million, respectively, of outstanding accounts receivable associated with these arrangements.

2.    INVENTORIES
    Inventories, net at March 31, 2024 and December 31, 2023 were as follows (in millions):

	March 31, 2024	December 31, 2023
Finished goods	$1,608.6	$1,460.7
Repair and replacement parts	831.9	823.1
Work in process	379.8	255.2
Raw materials	961.6	901.7
Inventories, net	$3,781.9	$3,440.7

3.    INDEBTEDNESS
    Long-term debt consisted of the following at March 31, 2024 and December 31, 2023 (in millions):

	March 31, 2024	December 31, 2023
Credit facility, expires 2027	$580.0	$—
1.002% EIB Senior term loan due 2025	269.7	276.7
EIB Senior Term Loan due 2029	269.7	276.7
EIB Senior Term Loan due 2030	183.4	—
Senior term loans due between 2025 and 2028	158.0	162.1
0.800% Senior notes due 2028	647.2	664.0
5.450% Senior notes due 2027	400.0	—
5.800% Senior notes due 2034	700.0	—
Term Loan Facility borrowings	500.0	—
Other long-term debt	2.9	3.1
Debt issuance costs	(13.5)	(3.1)
	3,697.4	1,379.5
Less:
Current portion of other long-term debt	(2.0)	(2.3)
1.002% EIB Senior term loan due 2025	(269.7)	—
Total long-term indebtedness	$3,425.7	$1,377.2

    As of March 31, 2024 and December 31, 2023, the Company had short-term borrowings due within one year excluding the current portion of long-term debt, of approximately $28.7 million and $12.7 million, respectively.

European Investment Bank ("EIB") Senior Term Loan due 2030

    On January 25, 2024, the Company entered into an additional multi-currency Finance Contract with the EIB permitting the Company to borrow up to €170.0 million. On February 15, 2024, the Company borrowed €170.0 million (or approximately $183.4 million as of March 31, 2024) under the arrangement. The loan matures on February 15, 2030. Interest is payable on the term loan at 3.416% per annum, payable semi-annually in arrears.

5.450% Senior Notes due 2027 and 5.800% Senior Notes due 2034

    On March 21, 2024, the Company issued (i) $400.0 million aggregate principal amount of 5.450% Senior Notes due 2027 (the “2027 Notes”) and (ii) $700.0 million aggregate principal amount of 5.800% Notes due 2034 (the “2034 Notes”, and together with the 2027 Notes, the “Notes”). The Notes are unsecured and unsubordinated indebtedness of the Company and are guaranteed on a senior unsecured basis, jointly and severally, by certain direct and indirect subsidiaries of the Company. The 2027 Notes mature on March 21, 2027, and interest is payable semi-annually, in arrears, at 5.450%. The 2034 Notes mature on March 21, 2034, and interest is payable semi-annually, in arrears, at 5.800%.

Credit Facility and Term Loan Facility

    The Company has a credit facility providing for a $1.25 billion multi-currency unsecured revolving credit facility (“Credit Facility”) that matures on December 19, 2027. Interest accrues on amounts outstanding for any borrowings denominated in United States dollars, at the Company’s option, at either (1) the Secured Overnight Financing Rate (“SOFR”) plus 0.1% plus a margin ranging from 0.875% to 1.875% based on the Company’s credit rating, or (2) the base rate, which is the highest of (i) the Prime Rate, (ii) the Federal Funds Effective Rate plus 0.5%, and (iii) Term SOFR for a one-month tenor plus 1.0%, plus a margin ranging from 0.000% to 0.875% based on the Company’s credit rating. Interest accrues on amounts outstanding for any borrowings denominated in Euros at the Euro Interbank Offered Rate (“EURIBOR”) plus a margin ranging from 0.875% to 1.875% based on the Company’s credit rating. As of March 31, 2024, the Company had $580.0 million in outstanding borrowings under the revolving credit facility.

    In December 2023, the Company amended the Credit Facility to allow for incremental borrowings in the form of a delayed draw term loan facility in an aggregate principal amount of $250.0 million. In March 2024, the Company further amended the Credit Facility to increase this amount by $250.0 million, for an aggregate amount of $500.0 million ("Term Loan Facility"). The Company drew down the facility on March 28, 2024. Borrowings under the Term Loan Facility bear interest at the same rate and margin as the Credit Facility. The Term Loan Facility matures on December 19, 2027. As of March 31, 2024, the Company had $500.0 million outstanding under the Term Loan Facility.

    The increase in indebtedness for the three months ended March 31, 2024 compared to the same period in 2023 related to the PTx Trimble joint venture transaction. The transaction closed on April 1, 2024. The Company financed the joint venture transaction through a combination of the Senior Notes due 2027 and 2034, the Term Loan Facility and the remainder through other borrowings and cash on hand.

4.    SEGMENT REPORTING
    The Company has four operating segments that are also its reportable segments, which consist of the North America, South America, Europe/Middle East and Asia/Pacific/Africa regions. The Company’s reportable segments are geography based and distribute a full range of agricultural machinery and precision agriculture technology. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are generally charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three months ended March 31, 2024 and 2023 are as follows (in millions):

Three Months Ended March 31,	North America	South America	Europe/Middle East	Asia/Pacific/Africa	Total Segments
2024
Net sales	$729.6	$303.4	$1,729.0	$166.7	$2,928.7
Income from operations	42.4	16.2	282.9	8.0	349.5

2023
Net sales	$923.1	$503.8	$1,703.8	$202.8	$3,333.5
Income from operations	102.1	99.5	239.4	18.1	459.1

    A reconciliation from the segment information to the consolidated balances for income from operations is set forth below (in millions):

	Three Months Ended March 31,
	2024	2023
Segment income from operations	$349.5	$459.1
Corporate expenses	(53.0)	(42.1)
Amortization of intangibles	(13.9)	(14.8)
Stock compensation expense	(8.0)	(13.5)
Restructuring expenses	(1.0)	(1.4)
Consolidated income from operations	$273.6	$387.3

RECONCILIATION OF NON-GAAP MEASURES

    This earnings release discloses adjusted income from operations, adjusted operating margin, adjusted net income, adjusted net income per share and net sales on a constant currency basis, each of which exclude amounts that are typically included in the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.

    The following is a reconciliation of reported income from operations, net income and net income per share to adjusted income from operations, adjusted net income and adjusted net income per share for the three months ended March 31, 2024 and 2023 (in millions, except per share data):

	Three Months Ended March 31,
	2024			2023
	Income From Operations	Net Income(1)	Net Income Per Share(1)	Income From Operations(2)	Net Income(1)(2)	Net Income Per Share(1)(2)
As reported	$273.6	$168.0	$2.25	$387.3	$232.6	$3.10
Restructuring expenses(3)	1.0	0.7	0.01	1.4	0.9	0.01
Transaction-related costs(4)	6.2	4.6	0.06	—	—	—
Brazilian tax amnesty program(5)	—	—	—	—	29.5	0.39
As adjusted	$280.8	$173.3	$2.32	$388.8	$263.1	$3.51

(1)    Net income and net income per share amounts are after tax.
(2)    Rounding may impact summation of amounts.
(3)    The restructuring expenses recorded during the three months ended March 31, 2024 and March 31, 2023 related primarily to severance and other related costs associated with the Company’s rationalization of certain manufacturing facilities and administrative offices.
(4)    The transaction related costs recorded during the three months ended March 31, 2024 related to the Company’s acquisition of Trimble Inc.’s agriculture business through the formation of the PTx Trimble joint venture.
(5)    During the three months ended March 31, 2023, the Company applied for enrollment in the Brazilian government’s “Litigation Zero” tax amnesty program whereby cases being disputed at the administrative court level of review for a period of more than ten years can be considered for amnesty. The Company recorded its best estimate of the ultimate settlement under the amnesty program of approximately $29.5 million within “Income tax provision” during the three months ended March 31, 2023, net of associated U.S. income tax credits.

    The following is a reconciliation of adjusted operating margin for the three months ended March 31, 2024 and March 31, 2023 (in millions):

	Three Months Ended March 31,
	2024	2023
Net sales	$2,928.7	$3,333.5

Income from operations	273.6	387.3
Adjusted income from operations(1)	$280.8	$388.8
Operating margin(2)	9.3%	11.6%
Adjusted operating margin(2)	9.6%	11.7%
(1) Refer to the previous table for the reconciliation of income from operations to adjusted income from operations.
(2) Operating margin is defined as the ratio of income from operations divided by net sales. Adjusted operating margin is defined as the ratio of adjusted income from operations divided by net sales.

    Adjusted targeted operating margin and earnings per share excludes restructuring expenses, transaction-related costs and amortization of acquired PTx Trimble intangible assets.

    The following table sets forth, for the three months ended March 31, 2024 and 2023, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended March 31,			Change due to currency translation
	2024	2023	% change from 2023	$	%
North America	$729.6	$923.1	(21.0)%	$3.1	0.3%
South America	303.4	503.8	(39.8)%	11.4	2.3%
Europe/Middle East	1,729.0	1,703.8	1.5%	23.8	1.4%
Asia/Pacific/Africa	166.7	202.8	(17.8)%	(4.6)	(2.3)%
	$2,928.7	$3,333.5	(12.1)%	$33.7	1.0%